                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-88625) and related Prospectus of The Reader's Digest Association, Inc. for the registration of 11,500,000 shares of its Class A Nonvoting Common Stock and to the incorporation by reference therein of our report dated January 25, 1999, with respect to the financial statements of Books Are Fun, Ltd. as of and for the year ended December 31, 1998, included in the Current Reports of The Reader's Digest Association, Inc. on Form 8-K dated October 7, 1999 and Form 8-K/A dated November 9, 1999, filed with the Securities and Exchange
Commission.



                                             ERNST & YOUNG LLP


Des Moines, Iowa
November 9, 1999